1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD CLOSES MOGOLLON OPTION AGREEMENT

ALBUQUERQUE, New Mexico – October 22, 2012 – Santa Fe Gold Corporation (OTCBB: SFEG) is pleased to announce it has closed the Mogollon Option Agreement with Columbus Silver Corporation. Under the agreement, Santa Fe may acquire the Mogollon Project, Catron County, New Mexico, for payments aggregating $4,500,000 scheduled to be paid through the end of 2014. The Mogollon Project encompasses most of the Mogollon district in southwest New Mexico, which has substantial recorded historical production of silver and gold.

“This acquisition fits our strategic objective of developing new ore sources to augment ore currently processed through our flotation mill at Lordsburg”, stated Pierce Carson, CEO. “The Mogollon district contains partially drilled silver and gold deposits that hold promise for new mines, and those deposits will be our initial focus. The district also offers a number of excellent exploration targets with potential for discovery of multi-million ounce silver-gold deposits.”

Santa Fe paid $100,000 to Columbus Silver upon signing the agreement on September 19, 2012. Santa Fe paid a further $150,000 following approval of the agreement by the TSX Venture Exchange, which approval was obtained October 16, 2012. The payment schedule calls for an additional US$500,000 to be paid on or before December 30, 2012, and four payments of $937,500 each on June 30, 2013, December 30, 2013, June 30, 2014, and December 30, 2014. Additionally, Santa Fe must maintain the property in good standing by paying underlying claim and lease payments.

Santa Fe and Columbus Silver have entered into a mutual release regarding the previous plan of arrangement between the parties, which expired by its terms on May 31, 2012. Approximately $1,060,000 was advanced by Santa Fe to Columbus Silver in connection with the foregoing, and the parties acknowledged that the funds are non-refundable.

Additional Information:
The option agreement contains other terms and conditions, and a full copy is included as an Exhibit to Santa Fe’s Current Report on Form 8-K, which it will file promptly with the SEC and will be available at www.sec.gov and also may be accessed via www.sedar.com.

About Santa Fe Gold:
Santa Fe Gold is a U.S. -based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico, which began commercial production in 2012; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico; (iv) the Black Canyon mica deposit near Phoenix, Arizona; and (v) a deposit of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high -quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable US and Canadian securities legislation. All statements, other than statements of historical fact, included herein are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and its most recent quarterly reports filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's US public disclosure filings may be accessed via www.sec.gov and its Canadian public disclosure filings may be accessed via www.sedar.com, and readers are urged to review these materials.

Contact:
Santa Fe Gold Corp
Pierce Carson, President and Chief Executive Officer
(505) 255-4852

Investor Relations
Torrey Hills Capital
Clay Chase
(858) 456-7300
cc@sdthc.com